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CUSIP No. 685932105              SCHEDULE 13D                     Page 14 of 14
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                                    EXHIBIT 4
                          LETTER DATED JANUARY 24, 2001
                  FROM STILWELL ASSOCIATES, L.P. TO THE ISSUER

                            STILWELL ASSOCIATES, L.P.
                             26 Broadway, 23rd Floor
                            New York, New York 10004
                                 (212) 269-5800


                                                          January 24, 2001

By Federal Express and Facsimile
Mr. Berniel L. Maughan
President and Chief Executive Officer
Oregon Trail Financial Corp.
2055 First Street
Baker City, Oregon 97814

Dear Mr. Maughan:

         I believe your press release dated January 19, 2001, concerning my request for the production of the shareholder list and other records, was misleading. We both know that Management has done everything possible to resist and delay production of documents which companies routinely provide to their requesting shareholders. Your actions are not in keeping with what I expect and deserve from the Management of one of my investments.

         Let me remind you and your Board that I am the Company's largest owner. Your resistance to my request, the necessity for the lawsuit and the press release, were a waste of shareholder assets.

         That being said, I look forward to meeting with you on Thursday. In addition to hearing an elaboration of your plans, I hope to hear about the various alternative courses of action you have considered for the Company.

                                          Very truly yours,

                                          /s/

                                          Joseph Stilwell
                                          General Partner